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                                                                     EXHIBIT 8.2

                          [LETTERHEAD OF ROPES & GRAY]


                                 July 14, 1998


FTP Software, Inc.
2 High Street
North Andover, MA 01845

Ladies and Gentlemen:

        We have acted as counsel to FTP Software, Inc. ("FTP"), a Massachusetts corporation, in connection with the planned transaction (the "Merger") contemplated by the Agreement and Plan of Reorganization, dated as of June 15, 1998 and amended as of June 30, 1998 and as of July 14, 1998, by and among NetManage, Inc., a Delaware corporation ("NetManage"), Amanda Acquisition Corp., a Massachusetts corporation and a wholly-owned subsidiary of NetManage ("Merger Sub"), and FTP (the "Reorganization Agreement"), pursuant to which Merger Sub will merge with and into FTP. All capitalized terms used but not defined herein have the meanings ascribed to them in the Reorganization Agreement.

        For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Reorganization Agreement, (ii) the Joint Proxy Statement and Prospectus filed by NetManage and FTP with the Securities and Exchange Commission on July 1, 1998, (iii) the tax representation letters delivered by NetManage, FTP and Merger Sub to us in connection with this opinion, and (iv) such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. We have assumed without investigation or verification that all statements contained in the foregoing documents are true, correct, and complete as of the date hereof and will remain true, correct and complete as of the Effective Time unless we are otherwise notified in writing; that no actions inconsistent with such statements have occurred or will occur; that all such statements made "to the best of the knowledge of" any persons or parties, or similarly qualified, are true, correct and complete as if made without such qualification; and, as to all matters in which a person or entity making a representation has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement.

        We also have assumed that (i) the Merger will be consummated in accordance with the Reorganization Agreement (including satisfaction of all covenants and conditions to the


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FTP Software, Inc.                      -2-                       July 14, 1998

obligations of the parties without amendment or waiver thereof); (ii) all representations and warranties contained in the Reorganization Agreement are true, correct, and complete in all respects; (iii) the Merger will be effective as a merger under the applicable laws of Massachusetts; and (iv) each of NetManage, FTP and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code (the "Code") and the Treasury regulations promulgated thereunder.

        Any inaccuracy in, or breach of, any of the aforementioned statements, representations and assumptions and any change in applicable law after the date hereof could adversely affect our opinion. No ruling has been sought from the Internal Revenue Service by NetManage, FTP or Merger Sub as to the federal income tax consequences of any aspect of the Merger, and the Internal Revenue Service is not bound by our opinion herein.

        Based upon and subject to the foregoing as well as to the qualifications and limitations set forth below, it is our opinion that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

        No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of any of the transactions under any foreign, state, or local tax law or the tax consequences of any other transactions contemplated or entered into by NetManage, FTP or Merger Sub in connection with the transactions described above. Our opinion is based on current federal income tax law and we do not undertake to advise you as to any changes in federal income tax law after the date hereof that may affect our opinion.

        This opinion has been delivered to you as contemplated by the Reorganization Agreement. It is solely for your benefit, shall not inure to the benefit of any other person, including without limitation any successor or assign of FTP, whether by operation of law or otherwise, and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

        We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement on Form S-4 filed by NetManage in connection with the Merger.

                                            Very truly yours,

                                            /s/ Ropes & Gray
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                                            Ropes & Gray